Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Chris Terrill (“Executive”) and ANGI Homeservices Inc., a Delaware corporation (the “Company”), and is effective upon the date (the “Effective Date”) on which the Effective Time occurs.  “Effective Time” has the meaning set forth in the Agreement and Plan of Merger (the “Merger Agreement”), by and among Angie’s List, Inc., IAC/InterActiveCorp (“IAC”), the Company and Casa Merger Sub, Inc., dated as of May 1, 2017.  All capitalized terms used herein that are not defined herein shall be as set forth in the Standard Terms and Conditions attached hereto.

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Executive Officer of the Company.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Board of Directors of the Company (the “Board”) and the Chairman of the Board.  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with policies applicable to all employees of the Company and its subsidiaries and/or affiliates as in effect from time to time.   Notwithstanding the foregoing, Executive may (i) serve as a member of the board of directors of the entities set forth on Exhibit A hereto and as corporate board member for such other organizations as may be approved in advance by the Board; (ii) serve as a director of, or a member of a committee of the board of directors of, any non-profit organization, or engage in other charitable, community or religious activities; or (iii) engage in personal or family passive investment activities; provided, in each case, that said service or activity does not (x) interfere with Executive’s ability to perform his duties for the Company as contemplated hereunder, or (y) compete with, or present an actual or apparent conflict of interest for, the Company or IAC and its subsidiaries, which shall be determined by the General Counsel of IAC in his sole, good faith discretion.

2A.                             TERM.  The term of this Agreement shall be three (3) years from the Effective Date (the “Initial Term”); provided, however, that certain terms and conditions herein may specify a greater period of effectiveness.  Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company (subject to compliance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto).  On the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the term shall be extended for successive one year terms automatically (each successive one year renewal term together with the Initial Term, the “Term”), unless either party hereto shall provide written notice to the other party not less than 90 days prior to the end of the applicable Term that it does not wish to renew this Agreement (a “Notice of Non-Renewal”).  Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive, with or without notice, subject to Company’s compliance with its obligations under Section 1 of the Standard Terms and Conditions attached hereto.  During the Term, Executive’s right to payments upon certain terminations of employment is governed by Section 1(d) of the Standard Terms and Conditions attached hereto.  Following the expiration of the Term, upon the termination of Executive’s employment, the Company shall have no further obligation hereunder, except for the payment of Accrued Obligations.

3A.                             COMPENSATION.

(a)                                 BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of not less than $600,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)                                 DISCRETIONARY BONUS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses (the “Annual Bonuses”).  The Annual Bonuses shall in all cases to be determined by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion, based on the factors it deems relevant, which may include, among other factors, the Company’s performance against various criteria (including its competition, its prior year results, achievement of established initiatives, etc.) and the contribution and performance of Executive. In the event that the Company declines to pay Executive an Annual Bonus in any given year during the Term, the Company shall provide Executive with a good faith explanation of its decision not to pay Executive an Annual Bonus.

(c)                                  BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and defined contribution benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time; and

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(ii)                                  Vacation.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

(d)                                 IMPACT OF MERGER AND RELATED TRANSACTIONS ON EQUITY AWARDS.

(i)                                     HomeAdvisor SARs.  Following the Effective Time (as defined in the Merger Agreement), (A) the stock appreciation rights corresponding to shares of HomeAdvisor, Inc. common stock (“HomeAdvisor SARs”) held by Executive will convert into stock appreciation rights corresponding to shares of Class A common stock of the Company (“Company SARs”) with equitable adjustments to the number of shares covered and the applicable base price determined in accordance with the Employee Matters Agreement by and between IAC and the Company, (B) subject to Section 3 of the Standard Terms and Conditions, the Company SARs generally will be exercisable in a manner consistent with stock appreciation rights corresponding to public company common stock, and (C) the Company SARs will otherwise have the same terms and conditions applicable to the HomeAdvisor SARs prior to the Effective Time.  Notwithstanding the foregoing but subject to Section 3 of the Standard Terms and Conditions (1) not more than 50% of the Company SARs received in respect of the conversion of the HomeAdvisor SARs granted on February 11, 2015 shall be exercisable in any calendar year; and (2) the Company SARs received in respect of the conversion of the HomeAdvisor SARs granted on February 14, 2017 shall not be exercisable before January 1, 2020, and not more than 33% of such awards may be exercised prior to December 31, 2020.  In the event of a termination of Executive’s employment prior to the lapse of any restriction on the exercise of vested Company SARs as set forth in the immediately preceding sentence, then either (x) the Company shall waive such restrictions so that such vested Company SARs can be exercised prior to the date that is (I) 90 days following such termination of employment, in the case of Executive’s termination of employment without Good Reason, (II) 18 months following such termination of employment, in the case of Executive’s termination of employment by the Company without Cause or by Executive with Good Reason, or (III) 12 months following such termination of employment, in the case of Executive’s death or Disability, or (y) at the Company’s election, in the event of a termination of employment by virtue of Executive’s resignation without Good Reason, such vested Company SARs shall remain exercisable until the 90th day following the lapse of the restrictions related thereto; provided, however, that in no event shall any vested Company SARs remain outstanding beyond the scheduled expiration date of such Company SARs.

(ii)                                  IAC Awards.  Following the occurrence of the Effective Time (as defined in the Merger Agreement), equity awards corresponding to shares of IAC common stock held by Executive shall remain outstanding, continue to vest and be exercisable in accordance with their terms so long as Executive remains employed with the Company; provided, however, that the applicable performance goals shall be equitably adjusted to reflect the occurrence of the transaction as set forth on Exhibit B to this Agreement.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to

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the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	ANGI Homeservices Inc. 14023 Denver West Parkway Bldg. 64, Suite 200 Golden, CO 80401 Attention: General Counsel

With a copy to: IAC/InterActiveCorp 555 West 18th Street, 6th Floor New York, NY 10011 Attention: General Counsel

If to Executive:	At the most recent address for Executive on file at the Company.

With a copy to: Aileen Atkins Cowan, DeBaets, Abrahams & Sheppard LLP 41 Madison Avenue, 38th Floor New York, NY 10010

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Colorado without reference to its principles of conflicts of laws.  Any such dispute will be heard and determined before an appropriate federal court located in the State of Colorado in Denver County, or, if not maintainable therein, then in an appropriate Colorado state court located in Denver County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of

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which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.                             EFFECTIVENESS OF THIS AGREEMENT.  This Agreement and the Standard Terms and Conditions shall become effective solely upon the occurrence of the Effective Date and shall have no force or effect unless and until the Effective Date occurs.  Until the occurrence of the Effective Date, the Employment Agreement, by and between Executive and ServiceMagic, Inc., effective as of May 16, 2011, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on September 28, 2017.

ANGI Homeservices Inc.

/s/ Gregg Winiarski
By:	Gregg Winiarski
Title:	Vice President and Secretary

/s/ Chris Terrill
Chris Terrill

STANDARD TERMS AND CONDITIONS

1.                                      TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)                                 DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(b)                                 DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(e)                                  TERMINATION FOR CAUSE.  Executive’s employment may be terminated by the Company for Cause (as defined below) effective upon written notice to Executive.  Such notice shall set forth in reasonable detail the facts and circumstances alleged to constitute Cause and the specific section(s) of the definition of Cause relied upon.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a material violation by Executive of any applicable policy pertaining to ethics, wrongdoing or conflicts of interest; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of fifteen (15) days after Executive is provided with written notice thereof in which to cure.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause or if Executive resigns for Good Reason (as defined below) prior to the expiration of the Term, then:

(i)                                     the Company shall continue to pay to Executive the Base Salary for twelve (12) months from the date of such termination or resignation (the “Severance Period”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of such twelve (12) months;

(ii)                                  any compensation awards of Executive based on, or in the form of, Company or IAC equity (e.g., restricted stock, restricted stock units, stock options or similar instruments) that are outstanding and unvested at the time of such termination but which would, but for such termination, have vested during the Severance Period shall vest as of the date of such termination of employment; provided that for these purposes, any equity awards with a vesting schedule less frequent than annual shall be treated as though the vesting occurred in equal annual installments and any portion of any such awards that would have vested by the end of the Severance Period (including any portion which would have vested prior to the date of termination of employment) shall vest as of the date of such termination of employment (e.g., if 100 restricted stock units were granted 1.7 years prior to the date of termination with a 5-year cliff vesting term then on the date of termination 40 of such units would vest); provided, further, that with respect to any awards subject to performance vesting requirements, the vesting of such awards shall in all events be subject to the satisfaction of the applicable performance goals;

(iii)                               any then vested options or stock appreciation rights (“SARs”) of Executive (including options or SARs vesting as a result of (ii) above) to acquire Company or IAC equity, shall remain exercisable through the earlier of (A) the scheduled expiration date of such options or SARs and (B) eighteen months following Executive’s termination of employment; and

(iv)                              the Company shall pay Executive within thirty (30) days of the date of such termination or resignation in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below).

The payment or provision to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, such general release to be executed and promptly delivered to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law) and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof.  Such release shall make clear that Executive is not releasing his right to receive any termination benefits pursuant to this Section 1(d) above and/or under any equity award plans governing any outstanding equity award then held by Executive. Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the reduction in Executive’s Base Salary constituting a material diminution in Executive’s base compensation as determined for purposes of Section 409A and regulations thereunder, (B) a material diminution in Executive’s title, duties or level of responsibilities as compared to those in effect as of the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (C) the relocation of Executive’s principal place of employment to a location that is greater than fifty (50) miles away from the greater Denver, Colorado metroplitan area, (D) the failure of the Company to nominate Executive to stand for election to the Board of Directors of the Company or the removal of Executive from the Board of Directors of the Company, other than pursuant to a termination of Executive’s employment due to death, Disability or Cause or a voluntary termination of employment without Good Reason, or (E) the requirement that Executive report to anyone other than the Board or the Chairman of the Board; provided, however, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) above shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the event or circumstance so identified within thirty (30) days after the receipt of such notice and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in (x) above.

(e)          OFFSET.  If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.

(f)            ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under Section 3A(c)(i) of the Agreement.

(g)           NOTICE OF NON-RENEWAL.  Delivery by the Company of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Cause effective at the end of the then current Term.  Delivery by Executive of a Notice of Non-Renewal shall constitute a termination of Executive’s employment without Good Reason effective at the end of the then current Term.

2.                                      CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates, other than to Executive’s legal, tax and financial advisors who are bound by similar confidentiality provisions.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates, or prepared by (and related to the employment of and/or based upon or otherwise incorporating information received from the Company or any of its subsidiaries or affiliates during the Term) Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)           NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2(b),  (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Executive’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same or substantially similar to any of the types of products or services that the Company or any of its businesses for which Executive has oversight responsibility provides, has provided or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.  Further, Executive acknowledges that the restrictions set forth in this provision are reasonable and not greater than necessary to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement of these restrictions would not prevent Executive from earning a livelihood.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.   Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.

(c)           NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during Executive’s employment hereunder and for a period of eighteen (18) months thereafter, Executive will not, directly or indirectly, hire, solicit or recruit any employee of: (i) the Company and/or (ii) its subsidiaries and/or affiliates, with whom Executive had direct, meaningful and/or continued contact during his employment hereunder for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.

Notwithstanding the foregoing, in the case of the employees with whom Executive has had a direct working relationship prior to his employment with the Company, its subsidiaries and/or affiliates, the restrictions set forth immediately above shall (i) upon a termination of Executive’s employment by the Company for any reason other than Executive’s death or Disability or for Cause, (ii) upon Executive’s resignation for Good Reason or (iii) if the Company notifies Executive that it does not intend to renew this Agreement pursuant to Section 2A of this Agreement, cease to apply.

(d)           NON-SOLICITATION OF BUSINESS PARTNERS.  During Executive’s employment hereunder, and for a period of eighteen (18)  months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

(e)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the policies and procedures of the Company and IAC as they may exist from time to time.

(g)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.             LOCKUP ON COMPANY SHARES.  Until December 31, 2019 (the “Lockup End Date”), Executive shall not sell, transfer or otherwise dispose of shares of Company common stock acquired upon the exercise or settlement of Company equity awards; provided, however, that this restriction shall lapse upon a termination of Executive’s employment without Cause or for Good Reason, or by virtue of Executive’s death, prior to the Lockup End Date, and provided, further that this restriction shall not apply to any net settlements of Company equity awards that vest after the Effective Date, or sales of shares of Company common stock to cover tax withholdings or the exercise price due on vesting or exercise of Company equity awards. Following the Effective Time (as defined in the Merger Agreement), the applicable annual limits on the number of shares of Class A common stock of the Company with respect to which Executive may exercise Company stock appreciation rights shall remain in effect (as equitably adjusted to reflect the exchange ratio).

4.             TERMINATION OF PRIOR AGREEMENTS.  Effective upon the Effective Date, this Agreement shall constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Until the occurrence of the Effective Date, the Employment Agreement, by and between Executive and ServiceMagic, Inc., effective as of May 16, 2011, shall remain in full force and effect.

5.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this

Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

6.             WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.             SECTION 409A.

(a)           This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

(b)           For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(c)           If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1(d) that constitutes nonqualified deferred compensation under Section 409A until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 6(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(d)           To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(e)           In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.  The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.

(f)            For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

9.             REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

10.          WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

11.          SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

12.          INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: September 28, 2017

ANGI Homeservices Inc.

/s/ Gregg Winiarski
By:	Gregg Winiarski
Title:	Vice President and Secretary

/s/ Chris Terrill
Chris Terrill